Exhibit 99.1

PLYMOUTH INDUSTRIAL REIT REPORTS SECOND QUARTER 2024 RESULTS

BOSTON, July 31, 2024 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its financial results for the second quarter ended June 30, 2024, and other recent developments.

Second Quarter and Subsequent Highlights

•	Reported results for the second quarter of 2024 reflect net income attributable to common stockholders of $0.03 per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.48 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.49 per weighted average common share and units.
•	Same store NOI (“SS NOI”) increased 3.3% on a GAAP basis excluding early termination income for the second quarter compared with the same period in 2023; increased 9.7% on a cash basis excluding early termination income.
•	Commenced leases during the second quarter experienced an 18.8% increase in rental rates on a cash basis from leases greater than six months with new leases experiencing an 18.8% increase on a cash basis and renewal leases experiencing a 19.5% increase on a cash basis. Through July 29, 2024, executed leases scheduled to commence during 2024, which includes the second quarter activity, total an aggregate of 4,804,999 square feet, all of which are associated with terms of at least six months. The Company will experience a 15.7% increase in rental rates on a cash basis from these leases.
•	Acquired a 14-building portfolio of industrial properties totaling 1.6 million square feet in Memphis for $100.5 million with an initial NOI yield of 8.0%.
•	Paid the regular quarterly cash dividend for the second quarter of 2024 of $0.24 per share for the common stock, or an annualized rate of $0.96 per share.
•	Tightened the full year 2024 guidance range for Core FFO per weighted average common share and units and its range for net income per weighted average common share and units and accompanying assumptions.

Jeff Witherell, Chief Executive Officer and Co-Founder of Plymouth, noted, “The second quarter results reflect our continued focus on driving organic growth through leasing and improved property operations. We are confident we will capitalize on the leasing opportunities ahead of us for the balance of the year and in 2025. With the transaction environment improving earlier than we had anticipated, we are pleased to expand our presence in Memphis. This portfolio offers an attractive initial return that we expect to accelerate by executing on the embedded mark-to-market.”

Financial Results for the Second Quarter of 2024

Net income attributable to common stockholders for the quarter ended June 30, 2024, was $1.2 million, or $0.03 per weighted average common share outstanding, compared with net loss attributable to common stockholders of $3.6 million, or $(0.08) per weighted average common share outstanding, for the same period in 2023. Net income improved year-over-year primarily due to favorable operating expenses driven by final fiscal year 2023 real estate tax billings in Chicago, a gain realized on the disposition of a single industrial building in Kansas City, Missouri, and decreased depreciation and amortization expense primarily driven by certain intangible assets being fully amortized, partially offset by a one-time write-off associated with a single tenant totaling approximately $1.1 million (comprising $0.9 million in GAAP rent adjustments). Weighted average common shares outstanding for the second quarters ended June 30, 2024, and 2023 were 45.0 million and 42.6 million, respectively.

Consolidated total revenues for the quarter ended June 30, 2024, were $48.7 million, compared with $49.9 million for the same period in 2023, primarily due to the aforementioned one-time write-off, coupled with lower average occupancy during the second quarter of 2024 compared with the second quarter of 2023, partially offset by scheduled rent steps and renewal rates.

NOI for the quarter ended June 30, 2024, was $35.1 million compared with $34.2 million for the same period in 2023. SS NOI excluding early termination income – GAAP basis for the quarter ended June 30, 2024, was $32.2 million compared with $31.2 million for the same period in 2023, an increase of 3.3%. SS NOI excluding early termination income – Cash basis for the quarter ended June 30, 2024, was $32.9 million compared with $30.0 million for the same period in 2023, an increase of 9.7%. SS NOI for the second quarter was positively impacted by rent escalations, renewal and new leasing spreads and a reduction of operating expenses primarily due to final fiscal year 2023 real estate tax billings in Chicago, partially offset by the one-time write-off mentioned above. The same store portfolio is comprised of 200 buildings totaling 31.2 million square feet, or 92.4% of the Company’s total portfolio and was 97.9% occupied as of June 30, 2024.

EBITDAre for the quarter ended June 30, 2024, was $31.2 million compared with $30.4 million for the same period in 2023.

Core FFO for the quarter ended June 30, 2024, was $21.8 million compared with $19.9 million for the same period in 2023, primarily due to the above impacts to NOI and the elimination of preferred stock dividends as a result of the redemption of the Series A Preferred Stock completed in September 2023. The Company reported Core FFO for the quarter ended June 30, 2024, of $0.48 per weighted average common share and unit compared with $0.46 per weighted average common share and unit for the same period in 2023. Weighted average common shares and units outstanding for the second quarters ended June 30, 2024, and 2023 were 45.9 million and 43.5 million, respectively, due to the ATM activity during Q3 2023 as part of the redemption of the Series A Preferred Stock.

AFFO for the quarter ended June 30, 2024, was $22.3 million, or $0.49 per weighted average common share and unit, compared with $18.5 million, or $0.42 per weighted average common share and unit, for the same period in 2023. The results reflected the aforementioned changes in Core FFO and a net decrease within straight line rent and above/below market lease rent adjustments, partially offset by the 5.4% increase in outstanding common shares.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Liquidity

As of July 29, 2024, the Company’s current cash balance was approximately $18.6 million, excluding operating expense escrows of approximately $6.4 million, and it has approximately $101.6 million of capacity under the existing unsecured line of credit.

Investment Activity

As of June 30, 2024, the Company had real estate investments comprised of 210 industrial buildings totaling 33.8 million square feet.

The final project in the first phase of Plymouth’s development program, a 52,920-square-foot, fully leased building in Jacksonville, is expected to come online in the fourth quarter of 2024. For the Company’s 154,692-square-foot industrial building in Cincinnati, Plymouth has agreed to terms with a prospect on the remaining 53,352 square feet. Once executed, this lease would bring the Company’s development program to 100% leased.

On July 18, 2024, Plymouth acquired a 1,621,241-square-foot portfolio of industrial properties located across the Southeast and Northeast submarkets of Memphis, Tennessee. The purchase price of $100.5 million equates to an initial NOI yield of 8.0%. The portfolio consists of 14 buildings that are currently 94% leased to 46 tenants with a weighted average remaining lease term of approximately 3.4 years. Existing contract rents are below market consistent with the Company’s targeted mark-to-market range of 18% to 20%, and the portfolio offers a parcel that can be utilized for potential future development of an incremental 115,000-square-foot building.

During the second quarter, Plymouth completed the disposition of its 221,911-square-foot industrial building in Kansas City, Missouri for approximately $9.2 million in proceeds, resulting in a net gain on sale of approximately $849,000. As previously disclosed, Plymouth expects the tenant occupying an industrial property located in Columbus, Ohio, to exercise its fixed purchase option of approximately $21.5 million by the end of August 2024. The Company expects to redeploy the proceeds from this sale to pay down outstanding debt on its credit facility from the Memphis portfolio acquisition.

Leasing Activity

Leases commencing during the second quarter ended June 30, 2024 totaled an aggregate of 1,811,939 square feet, all of which are associated with terms of at least six months. The Company will experience a 18.8% increase in rental rates on a cash basis from these leases. These leases included 1,610,786 square feet of renewal leases and 201,153 square feet of new leases. Total portfolio occupancy at June 30, 2024 was 97.0% and reflects recent new developments now in service. Same store occupancy at June 30, 2024 was 98.2%

Executed leases scheduled to commence during 2024, which includes the second quarter activity, total an aggregate of 4,804,999 square feet, all of which are associated with terms of at least six months. The Company will experience a 15.7% increase in rental rates on a cash basis from these leases. These leases, which represent 65.1% of its total 2024 expirations, included 3,711,719 square feet of renewal leases (27.4% of these leases were associated with contractual renewals) and 1,093,280 square feet of new leases, of which 137,090 square feet was vacant at the start of 2024.

Quarterly Distributions to Stockholders

On June 14, 2024, the Board of Directors declared a regular quarterly common stock dividend of $0.24 per share for the second quarter of 2024. The dividend, which equates to an annualized rate of $0.96 per common share, was paid on July 31, 2024, to stockholders of record as of the close of business on June 28, 2024.

Guidance for 2024

Plymouth tightened its full year 2024 guidance ranges for net income and Core FFO per weighted average common share and units and adjusted its accompanying assumptions, which can be found in the tables below.

(Dollars, shares and units in thousands, except per-share amounts)	Full Year 2024 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.88	$1.90
Same Store Portfolio NOI growth – cash basis[2]	7.00%	7.50%
Average Same Store Portfolio occupancy – full year	97.5%	98.0%
General and administrative expenses[3]	$15,400	$15,000
Interest expense, net	$40,250	$39,750
Weighted average common shares and units outstanding[4]	45,880	45,880

Reconciliation of net income attributable to common stockholders and unit holders per share to Core FFO guidance:

	Full Year 2024 Range[1,2,3]
	Low	High
Net income	$0.10	$0.12
Gain on sale of real estate	(0.19)	(0.19)
Real estate depreciation & amortization	1.97	1.97
Core FFO	$1.88	$1.90

1)	Our 2024 guidance refers to the Company's in-place portfolio as of July 29, 2024, inclusive of the $100.5 million acquisition in Memphis completed on July 18, 2024, and the previously disclosed $21.5 million disposition anticipated during August 2024, and does not include the impact from prospective acquisitions, dispositions, or capitalization activities.

2)	The Same Store Portfolio consists of 200 buildings aggregating 31,245,756 rentable square feet, representing approximately 88.2% of the total in-place portfolio square footage as of July 29, 2024. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income. The Same Store Portfolio is a subset of the consolidated portfolio and includes properties that are wholly owned by the Company as of December 31, 2022. The Same Store Portfolio excludes properties that are classified as repositioning, lease-up during 2023 or 2024 (five buildings representing approximately 1,533,000 square feet), acquired or developments placed into service during 2023 and 2024, or under contract for sale.
3)	Includes non-cash stock compensation of $4.3 million for 2024.
4)	As of July 29, 2024, the Company has 45,886,585 common shares and units outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Thursday, August 1, 2024 at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through August 8, 2024, by dialing (877) 344-7529 and entering the replay access code, 6504762.

The Company has posted supplemental financial information on the second quarter results and prepared commentary that it will reference during the conference call. The supplemental information can be found under Financial Results on the Company’s Investor Relations page. The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for one year.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###

Contact:
Tripp Sullivan
SCR Partners
IR@plymouthreit.com

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2024	2023

Real estate properties	$1,548,517	$1,567,866
Net investment in sales-type lease	21,396	—
Less accumulated depreciation	(292,454)	(268,046)
Real estate properties, net	1,277,459	1,299,820

Cash	23,548	14,493
Cash held in escrow	5,598	4,716
Restricted cash	6,983	6,995
Deferred lease intangibles, net	42,434	51,474
Other assets	40,445	42,734
Interest rate swaps	25,328	21,667
	$1,421,795	$1,441,899

Secured debt, net	262,834	266,887
Unsecured debt, net	448,326	447,990
Borrowings under line of credit	155,400	155,400
Accounts payable, accrued expenses and other liabilities	67,492	73,904
Deferred lease intangibles, net	5,134	6,044
Financing lease liability	2,284	2,271
Interest rate swaps	5	1,161
	941,475	953,657

Common stock, $0.01 par value: 900,000,000 shares authorized; 45,396,286 and 45,250,184 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively.	454	452

Additional paid in capital	624,810	644,938
Accumulated deficit	(175,074)	(182,606)
Accumulated other comprehensive income	24,998	20,233
	475,188	483,017
	5,132	5,225
	480,320	488,242
	$1,421,795	$1,441,899

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2024	2023	2024	2023

Rental revenue	$48,649	$49,899	$98,839	$99,270
Management fee revenue and other income	37	—	75	29
Total revenues	48,686	49,899	98,914	99,299

Operating expenses:
Property	13,569	15,690	30,211	31,644
Depreciation and amortization	21,347	23,417	43,715	47,217
General and administrative	3,880	3,842	7,244	7,289
Total operating expenses	38,796	42,949	81,170	86,150

Other income (expense):
Interest expense	(9,411)	(9,584)	(19,009)	(19,119)
Gain on sale of real estate	849	—	8,879	—
Total other income (expense)	(8,562)	(9,584)	(10,130)	(19,119)

Net income (loss)	1,328	(2,634)	7,614	(5,970)
Less: Net income (loss) attributable to non-controlling interest	14	(30)	82	(68)
Net income (loss) attributable to Plymouth Industrial REIT, Inc.	1,314	(2,604)	7,532	(5,902)
Less: Preferred Stock dividends	—	916	—	1,832
Less: Loss on extinguishment/redemption of Series A Preferred Stock	—	—	—	2
Less: Amount allocated to participating securities	94	82	188	170
Net income (loss) attributable to common stockholders	$1,220	$(3,602)	$7,344	$(7,906)

Net income (loss) per share attributable to common stockholders - basic	$0.03	$(0.08)	$0.16	$(0.19)
Net income (loss) per share attributable to common stockholders - diluted	$0.03	$(0.08)	$0.16	$(0.19)

Weighted-average common shares outstanding - basic	44,991,220	42,646,535	44,963,908	42,625,768
Weighted-average common shares outstanding - diluted	45,027,503	42,646,535	44,994,060	42,625,768

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, appreciation (depreciation) of warrants, loss on impairments, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of a REIT’s operating performance, thereby, providing investors the potential to compare our operating performance with that of other REITs. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (Loss) (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): We calculate Core FFO by adjusting FFO for non-comparable items such as dividends paid (or declared) to holders of our preferred stock, acquisition and transaction related expenses for transactions not completed, and certain non-cash operating expenses such as impairment on real estate lease, appreciation/(depreciation) of warrants and loss on extinguishment of debt. We believe that Core FFO is a useful supplemental measure in addition to FFO by adjusting for items that are not considered by us to be part of the period-over-period operating performance of our property portfolio, thereby, providing a more meaningful and consistent comparison of our operating and financial performance during the periods presented. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
NOI:	2024	2023	2024	2023
Net income (loss)	$ 1,328	$ (2,634)	$ 7,614	$ (5,970)
General and administrative	3,880	3,842	7,244	7,289
Depreciation and amortization	21,347	23,417	43,715	47,217
Interest expense	9,411	9,584	19,009	19,119
Gain on sale of real estate	(849)	-	(8,879)	-
Management fee revenue and other income	(37)	-	(75)	(29)
NOI	$ 35,080	$ 34,209	$ 68,628	$ 67,626

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
EBITDAre:	2024	2023	2024	2023
Net income (loss)	$ 1,328	$ (2,634)	$ 7,614	$ (5,970)
Depreciation and amortization	21,347	23,417	43,715	47,217
Interest expense	9,411	9,584	19,009	19,119
Gain on sale of real estate	(849)	-	(8,879)	-
EBITDAre	$ 31,237	$ 30,367	$ 61,459	$ 60,366

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
FFO:	2024	2023	2024	2023
Net income (loss)	$ 1,328	$ (2,634)	$ 7,614	$ (5,970)
Gain on sale of real estate	(849)	-	(8,879)	-
Depreciation and amortization	21,347	23,417	43,715	47,217
FFO:	$ 21,826	$ 20,783	$ 42,450	$ 41,247
Preferred stock dividends	-	(916)	-	(1,832)
Acquisition expenses	-	4	-	85
Core FFO	$ 21,826	$ 19,871	$ 42,450	$ 39,500

Weighted average common shares and units outstanding	45,873	43,526	45,841	43,479
Core FFO per share	$ 0.48	$ 0.46	$ 0.93	$ 0.91

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
AFFO:	2024	2023	2024	2023
Core FFO	$ 21,826	$ 19,871	$ 42,450	$ 39,500
Amortization of debt related costs	438	570	876	1,138
Non-cash interest expense	(316)	158	(418)	452
Stock compensation	1,111	716	2,025	1,301
Capitalized interest	(106)	(351)	(181)	(686)
Straight line rent	1,044	(705)	1,029	(1,617)
Above/below market lease rents	(293)	(669)	(611)	(1,403)
Recurring capital expenditures(1)	(1,407)	(1,092)	(2,401)	(2,898)
AFFO	$ 22,297	$ 18,498	$ 42,769	$ 35,787

Weighted average common shares and units outstanding	45,873	43,526	45,841	43,479
AFFO per share	$ 0.49	$ 0.42	$ 0.93	$ 0.82

(1) Excludes non-recurring capital expenditures of $5,753 and $7,640 for the three months ended June 30, 2024 and 2023, respectively and $8,753 and $16,053 for the six months ended June 30, 2024 and 2023, respectively.